UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

April 24, 2008

Date of report (Date of earliest event reported)

GB&T Bancshares, Inc.

(Exact Name of Registrant as Specified in Charter)

Georgia
(State or Other Jurisdiction of Incorporation)

0-24203	58-2400756
(Commission File Number)	(IRS Employer Identification No.)

500 Jesse Jewell Parkway, S.E., Gainesville, Georgia	30501
(Address of Principal Executive Offices)	(Zip Code)

770-532-1212

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

                Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

                ☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

                ☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

                ☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

                ☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

                At a meeting held April 24, 2008, the shareholders of GB&T Bancshares, Inc. (“GB&T”) approved the Agreement and Plan of Merger (the “Agreement”) pursuant to which SunTrust Banks, Inc. (“SunTrust”) will acquire GB&T by the merger of GB&T with and into SunTrust (the “Merger”).  The Merger is expected to be effective on May 1, 2008.

Information About the Acquisition of GB&T Bancshares, Inc.

                On November 2, 2007, SunTrust (NYSE: STI) and GB&T announced the signing of the Agreement under which SunTrust will acquire GB&T.  The Agreement provides that GB&T will merge with and into SunTrust, with SunTrust continuing as the surviving entity, and that each issued and outstanding share of GB&T common stock (excluding shares owned by GB&T or SunTrust) will be converted into the right to receive 0.1562 shares of SunTrust common stock. Cash will be paid in lieu of fractional shares.

Where You Can Additional Information About The Merger

SunTrust and GB&T have filed a Proxy Statement/Prospectus and other relevant documents concerning the Merger with the United States Securities and Exchange Commission (the “SEC”). These documents, and any applicable amendments or supplements, contain important information about the Merger, and SunTrust and GB&T urge you to read these documents.

You may obtain copies of all documents filed with the SEC regarding the Merger, free of charge, at the SEC’s website (www.sec.gov). You may also obtain these documents free of charge from SunTrust’s website (www.suntrust.com) under the heading “About SunTrust” and then under the heading “Investor Relations” and then under the item “Financial and Regulatory Filings.” You may also obtain these documents, free of charge, from GB&T’s website (www.gbtbancshares.com) under the section “Corporate Info” and then under the item “Corporation Information” and then under the item “Documents.”

SIGNATURES

                Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GB&T Bancshares, Inc.

By:	/S/ GREGORY L. HAMBY
Gregory L. Hamby
Executive Vice President and
Chief Financial Officer

Dated:  April 25, 2008